Exhibit 5
REPURCHASE AND PREPAYMENT AGREEMENT
     This REPURCHASE AND PREPAYMENT AGREEMENT (this “Agreement”) is made as of December 29, 2005, by and between STANDARD MOTOR PRODUCTS, INC., a New York corporation (the “Company”), and DANA CORPORATION, a Virginia corporation (“Dana”).
     WHEREAS, the Company and Dana and its affiliates are party to that certain Asset Purchase Agreement (“Purchase Agreement”), dated as of February 7, 2003, as amended, pursuant to which Dana and its affiliates agreed to sell to the Company substantially all of the assets, properties, rights and interests relating the engine management business of Dana.
     WHEREAS, as part of the consideration under the Purchase Agreement, the Company issued to Dana (i) 1,378,760 shares of common stock, $2.00 par value per share (the “Shares”), as evidenced by stock certificate number SM 34368, and (ii) an unsecured promissory note in the principal amount of $15,125,000 (the “Note”).
     WHEREAS, the Company desires to repurchase the Shares and pre-pay the Note, and Dana desires to sell the Shares and accept such prepayment of the Note, for an aggregate consideration of $26 million plus accrued and unpaid interest on the Note as of the Closing Date (as defined below), subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Repurchase of Shares. On the Closing Date, Dana hereby transfers, conveys and assigns to the Company the Shares, and the Company hereby repurchases the Shares at a repurchase price of $8.63 per share, or an aggregate of $11,898,699 (the “Repurchase Price”), with delivery to take place on or about December 29, 2005 or on such other date as the parties may mutually agree (the “Closing Date”), following which Dana will no longer have any right, title or interest in or to the Shares.
2. Prepayment of Note. On the Closing Date, Dana hereby transfers, conveys and assigns to the Company the Note, and the Company hereby agrees to pre-pay the principal amount and all accrued and unpaid interest of the Note (the “Note Payment”; and together with the Repurchase Price, the “Purchase Price”), which Note Payment is $14,479,426 as of the Closing Date, with delivery to take place on the Closing Date, following which Dana will no longer have any right, title or interest in or to the Note.
3. Obligations of the Parties.
     3.1 The consummation of the transactions contemplated by this Agreement is subject to the following:

          (a) the respective representations and warranties of each of the parties contained in Sections 4 and 5 shall have been true and correct in all material respects as of the Closing Date; and
          (b) the respective covenants required to have been performed or complied with by each of the parties prior to the Closing Date shall have been performed or complied with in all material respects.
     3.2 On the Closing Date, Dana shall deliver to the Company one or more stock certificates representing the Shares, duly endorsed for transfer, with appropriate stock powers attached, properly signed and with any necessary documentary or transfer tax stamps duly affixed and cancelled.
     3.3 On the Closing Date, payment of the Purchase Price shall be made via wire transfer in immediately available funds to an account designated by Dana in writing on or before the second business day prior to the Closing Date.
     3.4 On the Closing Date, Dana shall deliver the Shares and the Note free and clear of any claims, liens, security interests, restrictions, pledges and encumbrances of any kind.
4. Representations and Warranties of Dana. Dana hereby represents and warrants to the Company as of the Closing Date as follows:
          (a) Dana is duly organized, validly existing and in good standing under the laws of the State of Virginia.
          (b) Dana is the sole record owner of, and has and will have good and valid title to, all Shares and the Note being sold or transferred pursuant to this Agreement, free and clear of all liens, encumbrances, security interests and claims whatsoever.
          (c) Dana has the requisite power and authority, including corporate authority, to enter into this Agreement and to perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Dana, and constitutes a valid and legally binding agreement of Dana, enforceable against Dana in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.
          (d) The execution and delivery of this Agreement by or on behalf of Dana, the consummation of the transactions contemplated herein, and the fulfillment of the terms hereof, has not violated and will not violate the organizational documents of Dana, any provision of law or regulation or any material contract to which Dana is subject, or any order, judgment or decree of any governmental authority to which Dana is subject.
          (e) No actions, suits or proceedings before or by any court or governmental agency, body or authority, or arbitrator are pending or, to the best of Dana’s knowledge, threatened or contemplated, seeking to prevent the consummation of the transactions contemplated by this Agreement.

          (f) Dana has not taken any direct action designed to or which has constituted or which might reasonably be expected to cause or result, under the Securities Exchange Act of 1934, in stabilization or manipulation of the price of any security of the Company for the purpose of selling or reselling the Shares.
5. Representations and Warranties of the Company. The Company hereby represents and warrants to Dana as of the Closing Date as follows:
          (a) The Company is duly organized, validly existing and in good standing under the laws of the State of New York.
          (b) The Company has the requisite power and authority, including corporate authority, to enter into this Agreement and to perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.
          (c) The execution and delivery of this Agreement by or on behalf of the Company, the consummation of the transactions contemplated herein, or the fulfillment of the terms hereof, has not violated and will not violate the organizational documents of the Company, any provision of law or regulation or any material contract to which the Company is subject, or any order, judgment or decree of any governmental authority to which the Company or its subsidiaries or their property and assets is subject.
          (d) No actions, suits or proceedings before or by any court or governmental agency, body or authority, or arbitrator are pending or, to the best of the Company’s knowledge, threatened or contemplated, seeking to prevent the consummation of the transactions contemplated by this Agreement.
6. Termination. Effective as of the Closing Date, the Share Ownership Agreement, entered into as of June 30, 2003, by and between Standard Motor Products, Inc. and Dana Corporation (the “Share Ownership Agreement”), will automatically terminate and be of no further force and effect. Neither the Company nor Dana will have any obligations or rights under the Share Ownership Agreement as of the Closing Date.
7. Miscellaneous.
     7.1 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
     7.2 Any notice or other communication provided for herein or given hereunder to a party hereto will be sufficient if in writing, and sent by facsimile transmission (electronically confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by overnight courier of national reputation, addressed as follows:

If to the Company:
Standard Motor Products, Inc.
37-18 Northern Boulevard
Long Island City, New York 11101
Attn: Chief Financial Officer
Fax: (718) 784-3284

If to Dana:
Dana Corporation
4500 Dorr Street
Toledo, Ohio 43697
Attn: General Counsel
Fax: (419) 535-4790
or to such other address with respect to a party as such party notifies the other in writing as above provided.
     7.3 This Agreement contains the complete and exclusive statement of the terms of the agreements between the parties with respect to the repurchase of the Shares, the prepayment of the Note, and the termination of the Share Ownership Agreement and supersede all prior agreements and understandings between the parties with respect thereto.
     7.4 This Agreement may be amended or modified only by a written agreement referencing this Agreement and duly executed by the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.
     7.5 This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
     7.6 Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision is to be interpreted to be only so broad as is enforceable.
     7.7 This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.
STANDARD MOTOR PRODUCTS, INC.
By: /s/ James J. Burke
Name: James J. Burke
Title: Chief Financial Officer
DANA CORPORATION
By: /s/ Teresa Mulawa
Name: Teresa Mulawa
Title: Treasurer

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